September 19, 1995



Securities & Exchange Commission
450 5th Street NW
Washington, DC  20549-1004


Re:     Post Effective Amendment 1 to Form S-8
        Registration Statement - Univar Corporation Stock Purchase Plan


Gentlemen:

Attached is an amendment to Form S-8 for the Univar Corporation Stock Purchase Plan.

Sincerely,




/s/ William A. Butler
WILLIAM A. BUTLER
VICE PRESIDENT, GENERAL COUNSEL
AND CORPORATE SECRETARY




                                              COMMISSION FILE NO. 33-54883



                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549

                            POST-EFFECTIVE AMENDMENT NO. 1
                                          TO
                                       Form S-8
                               REGISTRATION STATEMENT
                                         UNDER
                              THE SECURITIES ACT OF 1933


                                  UNIVAR CORPORATION
                (Exact name of registrant as specified in its charter)


                     Delaware                               91-0816142
          (State or other jurisdiction of                (I.R.S.Employer
           incorporation or organization               Identification No.)


             6100 Carillon Point, Kirkland, Washington            98033
            (Address of Principal Executive Office)           (Zip Code)


                        UNIVAR CORPORATION STOCK PURCHASE PLAN
                             (Full title of the plan)


                                  William A. Butler
              Vice President, General Counsel, and Corporate Secretary
                                 6100 Carillon Point
                                  Kirkland, WA 98033
                      (Name and address of agent for service)

                                  (206) 889-3990
           (Telephone number, including area code, of agent for service)









The Exhibit Index appears after the Signature Page of this Registration
Statement.



     This Post-Effective Amendment No. 1 is being filed to amend Exhibit No. 4 to the Registration Statement, which is a copy of the Univar Corporation Stock Purchase Plan. Said Plan was amended as of June 21, 1995. The Amended and Restated Univar Coporation Stock Purchase Plan is attached as Exhibit 4 to this Post-Effective Amendment No. 1.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on this 18th day of September, 1995.

          UNIVAR CORPORATION



          By:/s/ James W. Bernard
                 President


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                                   Date

/s/ James W. Bernard  President, Chief Executive Officer,   September 18, 1995
                      Director (Principal Executive Officer)

/s/ Gary E. Pruitt    Vice President-Finance and Treasurer  September 18, 1995
                      (Principal Financial and
                       Principal Accounting Officer)


Sjoerd D. Eikelboom   )
Richard E. Engebrecht )
Roger L. Kesseler     )                       By: /s/ William A. Butler
Curtis P. Lindley     )                       Attorney in Fact
N. Stewart Rogers     )      Each as          Pursuant to Power of
Attorney
Robert S. Rogers      )      Director         Dated June 23, 1994
Andrew V. Smith       )
William K. Street     )
Roy E. Wansik         )                       Dated September 18, 1995
Nicolaas J. Westdijk  )
James H. Wiborg       )


EXHIBIT INDEX

        Exhibit Number                  Description

            4                           Amended and Restated Univar
                                        Corporation Stock Purchase Plan



                                      EXHIBIT 4

                                  UNIVAR CORPORATION

                                  STOCK PURCHASE PLAN
                      (AS AMENDED AND RESTATED AS OF JUNE 21, 1995)


     1. Purpose. The Board of Directors of Univar Corporation, hereinafter called the Company, believes in the desirability of the participation by the employees of the Company in the ownership of the Company. Such ownership must strengthen the sense of identity between the Company and its employees and further the recognition of the essential unit of purpose among the Company, its employees, and its shareholders. It is the purpose of this Plan to provide a convenient means through which employees of the Company and its designated subsidiaries may own shares in the Company and a method by which the Company may assist in achieving this objective.

     2. Term of the Plan. The operation of this Plan shall commence on the date fixed by the Company and shall terminate at any time by direction of the Board of Directors, provided, however, that subscriptions pursuant to this Plan paid during the month of a subscriber's termination of employment will be used for the purposes of this Plan in the following month.

     3. Persons Eligible. Each majority-age employee who is on the payroll of the Company and/or its designated subsidiaries at any time this Plan is in effect shall be eligible to participate in this Plan, provided that the employee:

          (a) has at least one full calendar month of employment with the Company and/or its subsidiaries or predecessor companies;

          (b)     works at least twenty (20) hours a week; and

          (c) does not work outside the United States. In addition, no union member shall participate in this Plan unless participation is provided for under the employee's collective bargaining agreement.

     4.     Subscriptions.

          4.1 Payroll Deductions. Each eligible person may participate in the Plan by means of subscriptions fulfilled by payroll deduction in accordance with the paragraphs of this Section 4.1.

          (a) Pursuant to this Plan, each eligible person may subscribe an amount of money up to ten percent (10%) of base earnings (but not less than $15.00 per month);

          (b) All subscriptions shall be made on a form or forms adopted by the Company as the form of subscription under this Plan;

          (c) Subscriptions may be made and changed on the first day of the month;

          (d) All subscriptions shall be paid by payroll deductions in the amount of the subscription from the compensation payable to the subscriber in the payroll nearest the end of the month;

          (e) Any subscription may be terminated at any time by the employee under the provisions of paragraph 9 of this Plan.

     4.2 Contributions With Respect to "Partners in Profit" Incentive. In addition to any subscriptions an eligible employee may make pursuant to Section 4.1, an eligible employee who (i) is not an "executive officer" as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934, and (ii) receives an incentive payment under the Company's "Partners in Profit" reward program (or a successor program designated by the Committee that provides for an annual incentive payment to eligible employees) shall be entitled to utilize said payment as a lump sum subscription under this Plan that will also be subject to the provisions of Section 5 below.

     5.     Company Contributions.

          (a) The subscriber's employer shall make a basic contribution to the subscriber of a sum equal to twenty percent (20%) of the amount subscribed by subscriber under the provisions of Section 4.1 or 4.2 above. The Company's basic contribution shall be paid in the same proportions and at the same time as the subscription of the subscriber as described in paragraph 4.
          (b) In addition, the Company may, at its discretion and from time to time, make a contribution to existing and/or new subscribers in such amounts as it deems appropriate under the circumstances. Such contributions may be in differing amounts among the recipients and need not be matched with an amount subscribed by a subscriber, and may be contributed in the absence of any such subscription. An eligible employee on behalf of whom the Company makes a contribution under the provisions of this Section 5(b) shall be deemed a "subscriber" for purposes of this Plan.

     6.     Application of Subscription Proceeds and Contributions.

          (a) Accumulated Deductions and Contributions. The Company will remit to Merrill Lynch, Pierce, Fenner & Smith, Inc. (the "Broker") the accumulated deductions of all subscribers and the aggregate of all contributions by the Company under Section 5 during the first ten days of the month following that in which the deductions were made or at such earlier time as the Company in its discretion may select.

          (b) Stock Purchases. The Broker shall promptly purchase on the New York Stock Exchange, the total number of shares purchasable with monies available from such remittances. Such shares shall be purchased by the Broker as soon after receipt of the funds as is reasonably practical.

          (c) Certificates. The certificates representing the shares so purchased shall be issued in the name of the Broker and the account of each subscriber shall be credited with the number of shares to which he or she shall be entitled on the basis of his or her proportion of each remittance received by Broker.

     7. Transfer of Shares to Subscribers. The subscriber may request that a certificate for any or all of his or her full shares be delivered to him or her at any time. Accumulation of shares and fractional interests in a share shall be held by the Broker for the account of the subscriber entitled thereto until requested, but all rights accruing to an owner of record of such shares shall belong to and be vested in the subscriber for whose account such shares are held.

     8. Dividend Reinvestment. Any dividends paid on stock owned by a subscriber but held by the Broker will, unless the subscriber provides a contrary notice to the Broker, be reinvested in common stock as promptly as practicable following receipt thereof by the Broker.
Regular brokerage commissions payable on purchases made with reinvested dividends will be payable by the subscriber and deducted from the amount of the dividend at the time such reinvestment is made.

     9.     Discontinuance of Subscription and/or Withdrawal from Stock
Purchase Plan.

          (a) A subscriber may discontinue his or her subscription and/or withdraw from this Plan at any time upon thirty (30) days' notice in writing to the Company addressed to the Human Resources Department,
Attention: Benefits Administrator. However, a subscriber who shall have discontinued his or her subscription and withdrawn from this Plan must wait twelve (12) months before subscribing again to this Plan.

          (b) A subscriber shall be deemed to have discontinued his or her subscription and withdrawn from this Plan immediately upon the occurrence of any one of the following:

               (1) termination for any reason of the employment of the subscriber by the Company or a subsidiary;

               (2)     death of the subscriber;

               (3) filing with or levying upon the Company or the Broker of any judgment, attachment, garnishment, or other court order affecting either the subscriber's earnings or his or her account under this Plan;

               (4)     termination of this Plan by the Company.

          (c) Upon discontinuance of a subscription, a subscriber may request the Broker to maintain or to close his or her account. An account may be maintained in an "active" status if at least one payment per year is made or if the market value of the account is at least $500.00 and is on an automatic dividend reinvestment basis. If a subscriber elects to close his or her account, he or she may direct that all full shares and any fractional interest in shares in his or her account be sold and the net proceeds remitted to him or her, or he or she may request that the full shares in the account be delivered to him or her along with the check representing the net proceeds of the sale of the fractional interest in shares. The regular brokerage commission and any transfer taxes, stock registration fee or other normal charges are payable by the subscriber on the sale of shares of stock.

     10. Expenses. All charges of the Broker, commissions on purchases of common stock purchased with subscriptions and Company contributions, the cost of maintenance of the accounts of subscribers, and the cost of transferring shares to the subscribers shall be borne by the Company.

     All other charges incurred on transactions executed by the Broker on the orders of a subscriber other than purchases made from amounts deducted from his or her pay or from Company contributions, the Broker's commissions and other charges will be paid solely by the subscriber. Such transactions would include sales of common stock, purchases of common stock by means of reinvested dividends, or purchases not made by payroll deductions or Company contributions.

     11. Amendments; Interpretation. The Compensation Committee of the Board of Directors of the Company may amend or terminate this Plan from time to time in such respects as the Committee may deem advisable; provided that the following revisions or amendments shall require approval of or ratification by the shareholders of the Company:

          (a) any increase in the number of Shares subject to the Plan; or

          (b) if the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934 at the time of such revision or amendment, any change which would require stockholder approval pursuant to Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to its authority under the Exchange Act.

     In addition, the Committee shall have the authority to interpret this Plan from time to time, and its interpretation shall be binding on all subscribers.

     EXECUTED at Kirkland, Washington, this 21st day of June, 1995.

                                          UNIVAR CORPORATION



                                          By /s/ William A. Butler
                                               William A. Butler
                                               Corporate Secretary